                                                                   EXHIBIT 10.22




                            ASSET PURCHASE AGREEMENT


                           DATED AS OF AUGUST 31, 1998


                                      AMONG

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                   SOFTWARE CONSULTING SERVICES AMERICA, INC.,


                              TBQ ASSOCIATES, INC.

                                       AND

                             THE HOLDERS OF ALL THE

                            OUTSTANDING CAPITAL STOCK

                                       OF

                              TBQ ASSOCIATES, INC.

                                TABLE OF CONTENTS

                                                                                                          Page  No.
ARTICLE 1         PURCHASE AND SALE...............................................................................1
         1.1      Purchase and Sale of Assets.....................................................................1
         1.2      Excluded Assets.................................................................................3
         1.3      Obligations Assumed.............................................................................3
         1.4      Closing.........................................................................................3
         1.5      Purchase Price..................................................................................3
         1.6      Determination and Payment of Earn-out...........................................................4
         1.7      Determination of Earn-out upon Termination without Cause........................................5
         1.8      Review of Earn-Out Statement....................................................................5
         1.9      Allocation of Purchase Price....................................................................5

ARTICLE 2         CLOSING DELIVERIES..............................................................................5
         2.1      Deliveries by Seller............................................................................5
         2.2      Deliveries by Buyer.............................................................................6

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS...................................6
         3.1      Organization....................................................................................6
         3.2      Authority Relative to this Agreement............................................................7
         3.3      Consents and Approvals..........................................................................7
         3.4      No Violation....................................................................................7
         3.5      Litigation......................................................................................7
         3.6      Compliance with Laws............................................................................8
         3.7      Financial Statements............................................................................8
         3.8      Purchased Assets................................................................................8
         3.9      Intellectual Property...........................................................................8
         3.10     Inventories.....................................................................................9
         3.11     Environmental Compliance........................................................................9
         3.12     Contracts.......................................................................................9
         3.13     Material Changes................................................................................9
         3.14     Operation of Business..........................................................................11
         3.15     Restricted Securities..........................................................................12


ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.............................................13
         4.1      Organization...................................................................................13
         4.2      Capitalization of the Parent...................................................................13
         4.3      Authority Relative to this Agreement...........................................................13
         4.4      Consents and Approvals.........................................................................13
         4.5      No Violation...................................................................................14
         4.6      Not an Investment Company......................................................................14
         4.7      Financial Statements...........................................................................14
         4.8      Misstatements..................................................................................14



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

ARTICLE 5         ADDITIONAL AGREEMENTS AND COVENANTS............................................................14
         5.1      Taxes..........................................................................................14
         5.2      Public Announcements...........................................................................16
         5.3      Further Assurances.............................................................................16
         5.4      Preservation of Business Records...............................................................16
         5.5      Confidentiality................................................................................16
         5.6      Covenant Not to Compete........................................................................17
         5.7      Corporate Name.................................................................................18
         5.8      Limitation on Assignments......................................................................18

ARTICLE 6         INDEMNIFICATION AND LIMITATIONS ON LIABILITY...................................................18
         6.1      Survival.......................................................................................18
         6.2      Indemnity by Seller and the Shareholders.......................................................18
         6.3      Set-off Rights of Buyer........................................................................19
         6.4      Indemnity by Buyer and Parent..................................................................19
         6.5      Procedures for Indemnification.................................................................20
         6.6      Subrogation....................................................................................21

ARTICLE 7         MISCELLANEOUS..................................................................................22
         7.1      Expenses.......................................................................................22
         7.2      Notices........................................................................................22
         7.3      Entire Agreement...............................................................................23
         7.4      GOVERNING LAW..................................................................................23
         7.5      Headings.......................................................................................23
         7.6      Assignability..................................................................................23
         7.7      No Third Party Beneficiaries...................................................................23
         7.8      Severability...................................................................................23
         7.9      Equitable Relief...............................................................................24
         7.10     Counterparts...................................................................................24
         7.11     Facsimile or Electronic Transmission of Documents..............................................24

                                       ii

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                             EXHIBITS AND SCHEDULES

 Section                         Description

      1.1(a)                  Tangible Personal Property
      1.1(b)                  Personal Property Leases
      1.1(c)                  Assured Contracts
      1.1(d)                  Real Property Leases
      1.1(f)                  Licenses
      1.1(g)                  Proprietary Rights
      1.1(j)                  Prepaid Items
      1.2                     Excluded Assets
      1.5(b)                  TBQ Employees or Contractors
      1.9                     Allocation of Purchase Price


                               DISCLOSURE SCHEDULE

 Section                         Description                      Page No.

      3.3                     Consents and Approvals                 7

      3.5                     Litigation                             7

      3.6                     Compliance with Laws                   8

      3.8                     Purchased Assets                       8

      3.11                    Environmental Compliance               9

      3.12                    Assumed Contracts                      9

      3.13                    Conduct of Business                    9



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 31, 1998, by and among BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation ("Parent"), SOFTWARE CONSULTING SERVICES AMERICA, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer"), and TBQ ASSOCIATES, INC., a Nevada corporation ("Seller"), and ALL THE UNDERSIGNED HOLDERS OF ALL OF THE OUTSTANDING CAPITAL STOCK OF THE SELLER (the "Shareholders").

                                 R E C I T A L S

         WHEREAS, Seller is engaged in the business of providing consulting services and consultant staffing to users of enterprise resource planning ("ERP") software in the following specialty areas: quality management, plant maintenance, service management and production planning for process industry (the "Business"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets used or held for use by Seller in the Business;

         NOW, THEREFORE, for and in consideration of the premises and the covenants herein contained and the benefits to be derived herefrom, the parties hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

         1.1 Purchase and Sale of Assets. Subject to the terms and conditions contained herein and simultaneously with the execution of this Agreement, Buyer is purchasing from Seller, and Seller is selling to Buyer, all of the right, title and interest of Seller in and to the following assets (the "Purchased Assets"):

                  (a) Tangible Personal Property. All tangible personal property (including equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture and supplies) owned by the Seller ("Tangible Personal Property"), including, without limitation, the Tangible Personal Property set forth on Exhibit 1.1(a);

                  (b) Personal Property Leases. Seller's rights in, to and under all leases of equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture, supplies, and other items of tangible personal property ("Personal Property Leases") which are set forth on Exhibit 1.1(b);

                  (c) Assumed Contracts. Seller's rights in, to and under all contracts, agreements, insurance policies, purchase orders and commitments which are set forth on Exhibit 1.1(c), together with all instruments and all documents of title representing any of the foregoing, all


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         rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of the Seller with respect to any of the foregoing (the "Assumed Contracts");

                  (d) Real Property Leases. The leasehold estates created by, and all rights conferred on the Seller under or by virtue of, all real property lease agreements (such real property lease agreements are hereinafter referred to as "Real Property Leases" and the parcels of real property in which the Seller has a leasehold interest and that are subject to the Real Property Leases are hereinafter referred to as "Leased Property"), which are set forth on Exhibit 1.1(d), and any and all estates, rights, titles and interests in, to and under all warehouses, storage facilities, buildings, works, structures, fixtures, landings, constructions in progress, improvements, betterments, installations and additions constructed or located on or attached or affixed to the Leased Property;

                  (e) Business Records. All books and records of the Seller wherever located, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, accounting and financial records, sales and property tax records and returns, sales records, customer and supplier data, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, maintenance records, personnel and labor relation records, real estate records, construction records, environmental records and returns, files, papers, books and all other public and confidential business records (together the "Business Records"), whether such Business Records are in hard copy form or are electronically or magnetically stored, excluding only the Seller's income tax records and returns, its corporate minute book and stock records;

                  (f) Licenses. To the extent assignable, all franchises, licenses, permits, certificates, approvals and other authorizations from governmental authorities, software developers, manufacturers or other persons which are necessary to own and operate any of the Purchased Assets (the "Licenses"), a complete and correct list of which is set forth on Exhibit 1.1(f);

                  (g) Proprietary Rights. All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, trade dress, brand names, logos, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names, fictitious names and assumed names of the Seller including, without limitation, all such rights described on Exhibit 1.1(g); (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of the Seller; (iii) developments, discoveries, inventions, ideas and trade secrets of the Seller; (iv) client lists, marketing plans, business plans, and client information; and (v) covenants by others not to compete, rights and privileges of the Seller used in the conduct of its Business, rights to exclusive use and rights to sue for past infringement with respect to any item described in this Section 1.1(g) (all of the foregoing, collectively, "Proprietary Rights");




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                  (h) Telephone Numbers. All of the Seller's right, title and interest in, to and under all telephone numbers used by the Seller and its employees, including all extensions thereto;

                  (i) Certain Rights of the Seller. All rights in, to and under all representations, warranties, covenants, guaranties made or provided by third parties to or for the benefit of the Seller with respect to any of the other Purchased Assets and all rights, privileges, claims, causes of action and options of the Seller relating to the Purchased Assets;

                  (j) Prepaid Items. All of the Seller's prepaid expenses, prepaid insurance, deposits and other similar items ("Prepaid Items"), a correct and complete list of which items is attached as Exhibit 1.1(j); and

                  (k) Goodwill. All goodwill with respect to the Business and operations of the Seller.

         1.2 Excluded Assets. Notwithstanding Section 1.1 hereof, the following assets (the "Excluded Assets") are not included in the Purchased Assets even though they might be deemed to be used, or held for use, in connection with the
Business:

                  (a) All cash and cash equivalents;

                  (b) All accounts receivable;

                  (c) Other assets listed on Exhibit 1.2.

         1.3 Obligations Assumed. As part of the consideration for the Purchased Assets, Buyer hereby assumes the obligations of Seller that accrue after the Closing Date under the Personal Property Leases, the Assumed Contracts, the Real Property Leases and the Licenses if, but only if, they are assigned or transferred to Buyer or they are performed by the Seller for the benefit of Buyer pursuant to Section 5.8 hereunder. Other than as specifically set forth in this Section 1.3, Buyer expressly disclaims the assumption of, and does not assume, any liability of any type whatsoever of Seller or in connection with any of Seller's assets or Business operations.

         1.4 Closing. The Closing (the "Closing") shall occur on the date hereof (the "Closing Date") immediately following the execution of this Agreement, at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. Closing documents will be delivered through the use of the mail or other delivery services. No parties are required to be in attendance at the Closing. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents described in Article 2 below.

         1.5 Purchase Price. In consideration of the delivery of the Purchased Assets, Parent and Buyer agree to pay and deliver to Seller at the Closing (as defined below) the Purchase Price, which shall be in the following manner:




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                  (a) Closing Consideration. $1,450,000 shall be payable to
         Seller by wire transfer or other immediately available funds on the Closing Date; and

                  (b) Additional Consideration. The Seller will be paid additional consideration (the "Earn-out") based on the performance of the Business for calendar year 1999 (the "Earn-out Period"), if the Seller meets the following conditions: (i) the Revenue, as herein defined, of the Business for the Earn-out Period is in excess of $3,000,000 and (ii) the Gross Margin, as herein defined, of the Business for the Earn-out Period is in excess of 30%. "Revenue" shall equal the sum of the revenue generated for the Buyer from the following sources: (i) the Assumed Contracts even if the revenue is derived from the performance of services outside the scope of the Business, (ii) any subsequent purchase orders or contracts for the services of Shareholders and the persons named on Schedule 1.5(b), even if the revenue is derived from the performance of services outside the scope of the Business, (iii) any purchase orders or contracts, within or outside the scope of the Business, for the services of new employees or contractors of the Buyer who are identified to the Buyer by an employee or contractor working within the scope of the Business, and (iv) any purchase orders or contracts, within or outside the scope of the Business, that arise from introductions provided to the Buyer by any employee or contractor working within the scope of the Business. The "Gross Margin" of the Business shall be the difference between the amount of Revenue and the cost of goods and services provided by the Business or other business unit from which Revenue was derived during any period. For purposes of determining the Earn-out, Gross Margin shall be calculated by dividing Gross Income, as defined herein, by Revenue and expressing the result as a percentage. "Gross Income" shall be equal to the difference between (i) Revenue minus (ii) the sum of all material and labor costs incurred, and all variable overhead reasonably related to the generation of Revenue, including (A) gross salaries and bonuses of all employees, (B) all federal and state payroll and unemployment taxes (including employer's portion), (C) travel and housing costs paid with respect to employees providing services to customers, (D) the allocated cost of benefits to employees and (E) reimbursable expenses to employees, but specifically excluding any allocation of Buyer's administrative expenses.

         1.6 Determination and Payment of Earn-out. If the conditions set forth in Section 1.5 for payment of the Earn-out are satisfied, the amount of the Earn-out shall be determined as follows:

                  (a) If Revenue is $4,000,000 or more during the Earn-out Period, the Earn-out shall be an amount equal to $1,100,000;

                  (b) If Revenue is between $3,000,000 and $4,000,000 during the Earn-out Period, the Earn-out shall be an amount equal to the product of 1.10 multiplied by the difference resulting from subtracting $3,000,000 from Revenue.

         Subject to the provisions in Section 1.8 hereof, payment of the amount of the Earn-out will be paid to Seller within sixty (60) days following the last day of the Earn-out Period (the "Earn-out Date") in validly issued fully paid and non assessable shares of common stock, $.001 par value per




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share, of the Parent (the "Parent Common Stock") at the Market Price; provided however, the Parent shall have the right to pay the Earn-out in cash if the Market Price of the Parent Common Stock is less than $10.00 per share. The "Market Price" shall be deemed to be the average of the daily closing price of the Parent Common Stock as reported by NASDAQ during the ten consecutive trading days ending on and including the day that is two trading days prior to the last day of the Earn-out Period.

         1.7 Determination of Earn-out upon Termination without Cause. If any Shareholder's employment by the Buyer is terminated without "Cause" (as defined in such Shareholder's Employment Agreement with Buyer) prior to the end of the Earn-out Period, the Revenue for purposes of determining the Earn-out with respect to such terminated Shareholder pursuant to Section 1.6 hereof shall be determined by summing (i) the actual Revenue for the Earn-out Period and (ii) the Revenue attributable to the terminated Shareholder on an annualized basis; and then subtracting the Revenue attributable to the terminated Shareholder prior to the date of termination of his employment and included in the Revenue.

         1.8 Review of Earn-Out Statement. Buyer shall prepare and deliver to Seller, on or before the Earn-out Date, a statement (the "Earn-out Statement") setting forth the calculation of the Earn-out. Seller shall have the right to review the Earn-out Statement (and supporting work papers) and provide written notice to Buyer of Seller's objections with respect to any error, omission or other discrepancy in the Earn-out Statement (the "Discrepancy Notice") not later than 20 days following Seller's receipt of the Earn-out Statement. Buyer and Seller shall work together in good faith to resolve any such dispute and agree on the final Earn-out Statement. In the event that Buyer and Seller cannot agree on the final Earn-out Statement within 10 days after delivery of Seller's Discrepancy Notice, Buyer and Seller shall refer the disputed issue or issues to a national independent public accounting firm (other than the regular accountants for any party or the accountants who prepared the Earn-out Statement) which is reasonably acceptable to each party (the "Arbitrating Accountants") within 15 days following delivery of Seller's Discrepancy Notice. The Arbitrating Accountants shall be instructed to render a decision, which shall be binding upon both parties, within 20 days. Each party shall be entitled to present any information or analysis concerning the matter in good faith to the Arbitrating Accountants with a copy provided to the other party. Buyer and Seller shall each bear their own fees and expenses, and the fees and expenses of the Arbitrating Accountants shall be shared equally by Buyer and Seller.

         1.9 Allocation of Purchase Price. Buyer and Seller shall report the allocation of the Purchase Price among the Purchased Assets as provided on
Exhibit 1.9.

                                    ARTICLE 2

                               CLOSING DELIVERIES

         2.1 Deliveries by Seller. Simultaneously with the execution of this Agreement, Seller is delivering to Buyer the following:





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                  (a) A bill of sale, assignment and assumption agreement
         executed by Seller conveying all of the Purchased Assets to Buyer;

                  (b) A legal opinion of Lippenberger, Thompson, Welch, Soroko & Gilbert LLP, counsel to Seller;

                  (c) Employment Agreements between Buyer and each of the Shareholders shall execute and deliver an employment agreement with Buyer, effective as of the Closing Date;

                  (d) Any consents, waivers, approvals, exemptions, authorizations or notices required by any third party, court, administrative agency or other governmental or regulatory authority in accordance with Section 3.3; and

                  (e) Any other documents, certificates, instruments, agreements and writings required to be delivered by Seller at the Closing pursuant to this Agreement and such conveyances and instruments as may be necessary or appropriate to convey the Purchased Assets to Buyer.

         2.2 Deliveries by Buyer. Simultaneously with the execution of this Agreement, Buyer is delivering to Seller the following:

                  (a) The Closing Consideration in the manner set forth in
         Section 1.5;

                  (b) A bill of sale, assignment and assumption agreement executed by Buyer under which Buyer will assume the Personal Property Leases, the Assumed Contracts, the Real Property Leases and the Licenses;

                  (c) A legal opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to Buyer; and

                  (d) The other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE SHAREHOLDERS

         Seller and the Shareholders represent and warrant to Buyer and Parent as set forth below:

         3.1 Organization. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has the requisite corporate power to own, lease and operate its properties and conduct its business as it is presently being conducted, and (iii) is duly





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

qualified to conduct business in and is in good standing in each state where the ownership of its assets or the conduct of its business requires qualification.

         3.2 Authority Relative to this Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         3.3 Consents and Approvals. The execution and delivery of this Agreement by Seller, and performance by Seller of its obligations hereunder, do not require Seller to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person, except (i) as disclosed in Section 3.3 of the Disclosure Schedule previously provided to the Parent and Buyer by the Seller (the "Disclosure Schedule"). "Person" shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

         3.4 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 3.3 of the Disclosure Schedule have been obtained or taken, the execution and delivery of this Agreement by Seller, and the performance by Seller of its obligations hereunder, do not (i) conflict with or result in a breach of the charter or bylaws of Seller; (ii) result in the imposition of any mortgage, pledge, lien, charge, security interest or other encumbrance (a "Lien") on the Purchased Assets; (iii) result in, or constitute an event which with the passage of time or giving of notice would be, a breach, violation or default (or give rise to any right of termination, cancellation or acceleration) under any contract or agreement to which Seller is a party or is bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, in each such case where such breach, violation, conflict, default or Lien could reasonably be expected to have a Material Adverse Effect on the Purchased Business. The term "Material Adverse Effect" or "Material Adverse Change" shall mean an adverse effect on or change of the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Seller in an amount of $10,000.00 or more.

         3.5 Litigation. Except as set forth in Section 3.5 of the Disclosure Schedule, (i) there are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries pending or threatened to the knowledge of Seller or Shareholders, (A) against Seller or any of its affiliates seeking to prevent or delay the consummation of the transactions contemplated hereby, or
(B) against Seller or its officers, directors or employees which, individually or in the aggregate, could reasonably





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

be expected to have a Material Adverse Effect on the Purchased Business, and
(ii) there are no judgments, decrees, injunctions, orders or consent orders of any court, governmental authority or arbitrator issued in any proceeding to which Seller or any of the Shareholders is or was a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

         3.6 Compliance with Laws. Except as set forth in Section 3.6 of the Disclosure Schedule, (i) Seller is in compliance with all laws, ordinances, regulations, orders, judgment and decrees applicable to the operation of the Purchased Assets as currently operated, where the failure to be in such compliance, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business; and (ii) neither Seller nor any of the Shareholders has received any notice of, or citation for, any violation of any law, regulation or order which has not been resolved, which notice or citation relates to the ownership or operation of the Purchased Assets and the violation of which law, regulation or order could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

         3.7 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of Seller: (i) a balance sheet as of December 31, 1997; (ii) a balance sheet as of July 31, 1998 ("Balance Sheet Date"); and (iii) an income statement for the six month period ended July 31, 1998. (Such financial statements are collectively referred to herein as the "Financial Statements".) Except as set forth in the notes to such financial statements, such financial statements have been prepared from Seller's records and fairly present, on a cash basis, in all material respects, the financial condition of Seller as of the dates indicated therein and the results of its operations for the periods indicated therein. To the best of its knowledge, Seller does not have any liabilities or obligations of a type that should be included in or reflected in such financial statements if prepared in accordance with generally accepted accounting principals ("GAAP"), whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements or Section 3.7 of the Disclosure Schedule.

         3.8 Purchased Assets. The Purchased Assets and the Excluded Assets constitute all of the assets used or held for use by Seller in the conduct of the Business. Seller has good title to all Purchased Assets, and all such property is owned free and clear of any Lien, other than the property held under the Personal Property Leases. Except as set forth on Section 3.8 of the Disclosure Schedule, to the best of Seller's knowledge each item of tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted.

         3.9 Intellectual Property. Neither Seller, Shareholders, nor any of its or their affiliates has received any notice from any Person pertaining to or challenging the right of Seller to use any of the patents, trademarks, service marks, trade names, copyrights, other proprietary intellectual property rights and applications for registration and registrations thereof that are used or held for use in the Purchased Business (the "Intellectual Property"). Seller owns the Intellectual Property free and clear of Liens. To the knowledge of Seller and Shareholders, (i) the Intellectual Property does not infringe upon and is free of conflict with the rights of any other Person, trade name or trademark of another




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

and (ii) the conduct of the Purchased Business does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of others.

         3.10 Inventories. All items of inventory included, if any, in the Purchased Assets are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods, and none of such items is obsolete or below standard quality.

         3.11 Environmental Compliance. Except as set forth in Section 3.11 of the Disclosure Schedule,

                  (a) the operation of the tangible personal property included in the Purchased Assets does not involve the use of any material, pollutant, or waste regulated as of the date hereof under any federal, state, local or foreign law, statute, ordinance, regulation, rule, order, requirement or agreement with any governmental authority in effect in any and all jurisdictions in which the Purchased Assets are located relating to the protection, preservation or restoration of the environment or conserving or protecting the environment, wildlife, or natural resources ("Hazardous Materials"); and

                  (b) there is no proceeding pending against Seller, Shareholders or any of its or their affiliates by any federal, state, foreign or local court, tribunal, administrative agency, department, commission, board, or other authority or instrumentality with respect to the presence or release of any Hazardous Materials from real property currently or previously owned, leased or used, and which relate to the Purchased Assets.

         3.12 Contracts. Section 3.12 of the Disclosure Schedule lists all contracts or other arrangements relating to the Business or the Purchased Assets to which the Seller is a party or to which its assets are bound. Except as set forth in Section 3.12 of the Disclosure Schedule, each of the above-described contracts is in full force and effect and there is no breach or default (or any event which, with the giving of notice or lapse of time or both, would be a breach or default) by Seller, or to the knowledge of Seller or Shareholders, any other party under any such contract and, to the knowledge of Seller or Shareholders, there are no facts or circumstances which make such a breach or default likely to occur subsequent to the date hereof. There are no finders fees, referral fees, sales commissions or income or revenue sharing arrangements ("Fees") payable in connection with the Purchased Assets. Seller and Shareholders shall indemnify and hold harmless Buyer and Parent from any and all liability incurred in connection with such Fees after the Closing Date, notwithstanding the provisions of Section 6.2 hereof.

         3.13 Material Changes. Except as specifically set forth on Schedule
3.13 of the Disclosure Schedule, since the Balance Sheet Date, there has not been:

                  (a) any change in the Seller's Articles of Incorporation or Bylaws;

                  (b) any Material Adverse Change of any nature whatsoever in the financial condition, assets, liabilities (contingent or otherwise), income, Business or prospects of the Seller;

                  (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or Business of the Seller;

                  (d) any change in the authorized capital of the Seller or in its securities outstanding or any change in its ownership interests;

                  (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Seller;

                  (f) any contract or commitment entered into by the Seller or Shareholders or any incurrence by the Seller or Shareholders or agreement by the Seller or Shareholders to incur any liability or make any capital expenditures in excess of $5,000, except in the normal course of business;

                  (g) any work interruptions, labor grievances or claims filed, or any event or condition of any character effecting a Material Adverse Change in the Purchased Business or future prospects of the Seller;

                  (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Seller or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;

                  (i) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Seller, other than in the ordinary course of business;

                  (j) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement);

                  (k) any waiver of any material rights or claims of the Seller with respect to any contract included in the Purchased Assets;

                  (l) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Seller is a party;

                  (m) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Balance Sheet Date, current liabilities incurred since the

         Balance Sheet Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or

                  (n) any transaction by the Seller outside the ordinary course of its business or prohibited hereunder.

         3.14 Operation of Business. Except as set forth in Schedule 3.14 of the Disclosure Schedule.

                  (a) From the Balance Sheet Date until the date hereof, Seller has:

                           (i) used all reasonable efforts to maintain its
                  assets in their present state of repair, ordinary wear and tear excepted, to preserve the Business and relationships with its customers, suppliers, employees and other Persons having business relationships with the Business; and

                           (ii) operated the Business in the ordinary course
                  consistent with prior practice except as otherwise provided by this Agreement.

                  (b) From the Balance Sheet Date to the date hereof, Seller has not taken any of the following actions in respect of the operation of the Business:

                           (i) disposed of or encumbered, or entered into any
                  agreement to sell or transfer, directly or indirectly, any assets except sales and consumption of inventory in the ordinary course of business;

                           (ii) increased in any manner compensation or benefits
                  of any employees, officers or directors, stockholders, consultants or agents of the Seller, except any increase made in the ordinary course of business under existing employment contracts or policies;

                           (iii) increased, terminated, amended or otherwise
                  modified any plan for the benefit of any employee of Seller;

                           (iv) paid or agreed to pay any pension, retirement
                  allowance, severance or other employee benefit not required under any existing plan to any employee of Seller;

                           (v) entered into, extended, renewed, modified or
                  canceled any agreements, leases, commitments or contracts, except as required in the ordinary course of business;

                           (vi) implemented any price discount or extended
                  payment terms or other incentives except routine transactions in the ordinary course of business;

                           (vii) mortgaged, pledged or subjected to any Lien any
                  of the Purchased Assets;

                           (viii) waived any material rights or privileges it
                  may have under, or amended in any respect, any contract included in the Purchased Assets;

                           (ix) maintained its books of account other than in
                  the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices; or

                           (x) acquired any assets that would be included in the
                  Purchased Assets.

         3.15 Restricted Securities.

                  (a) Seller and the Shareholders acknowledge that the shares of Parent Common Stock to be acquired by Seller hereunder, and then by the Shareholders by distribution from the Seller, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for Seller and the Shareholders' own account for investment and not with a view to the distribution thereof.

                  (b) Seller and each Shareholder has the knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of entering this Agreement and the transactions contemplated hereby and acquiring shares of Parent Common Stock.

                  (c) Seller and each Shareholder is able to bear the economic risks of its investment in the Parent Common Stock, including the risk of a loss of the value of the Parent Common Stock.

                  (d) Seller and the Shareholders have been represented by legal counsel in this transaction and they and their representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Parent.

                  (e) Seller and each Shareholder has received the PPM concerning the Parent and an investment in shares of Parent Common Stock, and each of them and their representatives have been given such access to all documents, books and additional information concerning Parent which they have requested regarding the Parent.

                  (f) Seller and each Shareholder and their representatives have conducted such investigations in making a decision to approve this Agreement and the transactions contemplated hereby as they have deemed necessary and advisable.

                  (g) Seller and each Shareholder acknowledge and agree that the Parent Common Stock to be issued to the Seller and Shareholders may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

         3.16 Undisclosed Liabilities. Except as and to the extent disclosed in
Section 3.7 of the Disclosure Schedules or in the Seller's Financial Statements, Seller has no liabilities or obligations of any nature (whether absolute, contingent or otherwise) relating to the Purchased Assets other than performance of the services contemplated under the terms of the Assumed Contracts and compliance with any restrictive covenants contained therein following the Closing Date.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer represents and warrants to Seller and the Shareholders as set forth below:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent is a corporation duly organized and validly existing and in good standing under the laws of Delaware.

         4.2 Capitalization of the Parent. The total authorized capital stock of Parent is as set forth and described in Parent's Confidential Private Placement Memorandum ("PPM") delivered to Shareholders in connection with the transactions contemplated by this Agreement. The outstanding shares of Parent Common Stock have been duly and validly issued and are fully paid and non-assessable. All shares of Parent Common Stock to be issued pursuant hereto, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

         4.3 Authority Relative to this Agreement. Buyer and Parent each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary. The execution and delivery of this Agreement by Parent has been duly authorized by all necessary corporate action on the part of Parent. Once the Earn-out has been determined in accordance with this Agreement, the consummation of the transactions contemplated hereby will be duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a legal, valid and binding obligation of both Buyer and Parent enforceable against Buyer and Parent in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4.4 Consents and Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery by Buyer and Parent of this Agreement, and performance by Buyer and Parent of its obligations hereunder, do not require Buyer or Parent to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person where failure to obtain such consents, waivers, approvals, exemptions, authorizations or actions, make such filings or give such notices could reasonably be expected to materially affect the ability of Buyer or Parent to perform any of their material obligations hereunder.

         4.5 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 4.4 of the Disclosure Schedule have been obtained or taken, the execution and delivery of this Agreement by Buyer and Parent, and the performance by Buyer or Parent of their obligations hereunder, do not (i) conflict with or result in a breach of the charter or bylaws of Buyer or Parent, respectively, or (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any Lien upon the properties or assets of Buyer or Parent under any mortgage, indenture, agreement, judgment, decree or court order to which either of them is a party or by which any of the assets of Buyer or Parent are bound, which violation, conflict, default or Lien could reasonably be expected to adversely affect the ability of Buyer or Parent to perform their obligations under this Agreement.

         4.6 Not an Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.7 Financial Statements. The Parent has provided certain financial statements to the Shareholders in the PPM ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

         4.8 Misstatements. The PPM doe not contain any untrue statements of a material fact or omit any material facts necessary in order to make such statements, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 5

                       ADDITIONAL AGREEMENTS AND COVENANTS

         5.1      Taxes.

                  (a) Seller shall be liable for and shall pay, and pursuant to
         Section 6.2 Seller and the Shareholders shall indemnify Buyer and Parent against, all taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any tax period that begins before and ends after the Closing Date (a "Straddle Period"), the portion of such Straddle Period ending at the time of the Closing. Buyer shall pay, and pursuant to Section 6.3 shall indemnify Seller against, all taxes (whether assess or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or period beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing. For purposes of this Section 5.1, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the time of the Closing, provided, however, that taxes imposed on a periodic basis shall be allocated on a daily basis.

                  (b) Notwithstanding paragraph (a), any sales tax, motor vehicle tax, excise tax, use tax, real property transfer or gains tax, documentary stamp tax or similar tax attributable to the sale or transfer of the Business or the Purchased Assets shall be paid 0% by Seller and 100% by Buyer. Buyer and Seller each agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such taxes including a resale certificate as provided for under Nevada and California sales tax law.

                  (c) Buyer or Seller, as the case may be, shall provide reimbursement for any tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.1. Not later than 30 days prior to the payment of any said tax, the party paying such tax shall give notice to the other party of the tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Each party shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any request.

                  (d) After the Closing, each of Buyer and Seller shall (and cause their respective employees, agents and affiliates to):

                           (i) assist the other party in preparing any tax
                  returns that such other party is responsible for preparing and filing;

                           (ii) cooperate fully in preparing for any audits of,
                  or disputes with taxing authorities regarding, any tax returns relating to the Business or the Purchased Assets;

                           (iii) make available to the other and to any taxing
                  authority as reasonably requested all information, records, and documents relating to taxes relating to the Business or the Purchased Assets;

                           (iv) provide timely notice to the other in writing of
                  any pending or threatened tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 5.1;

                           (v) furnish the other with copies of all
                  correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

         5.2 Public Announcements. Neither Parent nor Buyer will disclose or deliver any information about the Seller to any third Person without the prior written consent of the Seller except as permitted by this Section 5.2. The Parent and Buyer may disclose pertinent information regarding this Agreement to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, descriptions of this Agreement and the transactions contemplated hereby may be included in the PPM or any private placement memorandum prepared by the Parent or any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and this Agreement may be filed as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of this Agreement and the identity, nature and scope of the Seller's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to written employee presentations concerning this Agreement. The Shareholders shall be provided the opportunity for prior review and comment with respect to any description of the Purchased Business contained in any press release regarding the execution of this Agreement, and Stockholders shall be provided the opportunity for prior review and comment with respect to any description of the Seller contained in any press release regarding the execution of this Agreement.

         5.3 Further Assurances. Seller, Buyer and Parent shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement. Seller, Buyer and Parent shall, and shall cause their affiliates, employees and agents, employees and agents to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Seller, and its successors or assigns, all of the Excluded Assets intended to be retained by Seller pursuant to this Agreement.

         5.4 Preservation of Business Records. Buyer shall preserve and keep (or cause to be preserved and kept) the Business Records, and Seller shall preserve and keep (or cause to be preserved and kept) its books and records not included in the Purchased Assets, for a period of seven years after the date hereof, and Buyer and Seller shall each grant to the other reasonable access to such Business Records retained by them during such period. In the event Buyer or Seller wishes to destroy Business Records after that time, it shall first give written notice to the other party, and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said Business Records as promptly as practicable, but in any event within 90 days after the date of its notice requesting the same.

         5.5 Confidentiality. Except as permitted by Section 5.2 and except for reasonable disclosures made in the ordinary course of Shareholder's employment with Buyer, Seller and each of the Shareholders, and its and their affiliates, shall keep confidential all information regarding the Purchased Assets and the Purchased Business, including without limitation, information included in books and records retained by Seller, and will not, without the prior written consent of Buyer and Parent, disclose such information except as required by law or in connection with tax matters or as becomes generally available to and known by the public other than as a result of disclosure by Seller.

         5.6      Covenant Not to Compete.

                  (a) For the considerations specified in this Agreement and in recognition that the covenants by the Shareholders and the Seller in this Section are a material inducement to Parent and Buyer to enter into and perform this Agreement, each Shareholder agrees that for the period (the "Noncompetition Period") from the date hereof to the earlier to occur of (a) the date which is five (5) years after the Closing Date, or (b) the date which is two years following any termination of such Shareholder's employment by Buyer, such Shareholder will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, in any business that directly competes with any of the services or products produced, sold, conducted, developed, or in the process of development by Buyer, Parent or any of their respective affiliates on the date of termination of Employee's employment (including any aspect of the information technology consulting services industry) within a 100 mile radius of the city or county limits of any city or county in the United States or foreign countries where the Buyer or any of its affiliates maintains an office. For purposes of this Section 5.6, a "financial interest" means any interest, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, officer, director, trustee, manager, employee, agent, associate or consultant.

                  (b) Shareholders agree that the limitations set forth herein on Shareholders' rights to compete with Parent, Buyer or their affiliates as set forth in clause (a) are reasonable and necessary for the protection of Buyer, Parent and their affiliates. In this regard, Shareholders specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on Shareholders' activities specified herein, are reasonable and necessary for the protection of Buyer, Parent and their affiliates. Shareholders agree that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provision shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                  (c) If there shall be any violation of the covenant not to compete set forth in Section 5.6(a) above, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event Buyer is required to seek relief from such violation in any court, board of arbitration or tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

                  (d) Shareholders agree that the remedy at law for any breach by Shareholders of this Section 5.6 will be inadequate and that Buyer and Parent shall be entitled to injunctive relief.

         5.7 Corporate Name. Within 60 days after the date hereof, Seller and the Shareholders shall take such action as is necessary to change the name of Seller to remove therefrom the words "TBQ Associates, Inc." or any word or expression similar thereto.

         5.8 Limitation on Assignments. Notwithstanding anything herein contained to the contrary, this Agreement shall not constitute nor require an assignment to Buyer of any Contract, License or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof unless and until such consent shall have been obtained. In the case of any such Contract, License or other right which cannot effectively be transferred to Buyer without such consent, the Shareholders and Seller will each use all reasonable efforts to obtain such consent promptly and if such consent is not obtained, Seller and Buyer agree to enter into such reasonable arrangements as may be appropriate to provide Buyer with benefits purported to be vested in Buyer pursuant to the terms of this Agreement had such consent been obtained.

                                    ARTICLE 6

                  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

         6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of Seller and Shareholders herein other than those of Seller and Shareholders in Sections 3.1, 3.2 and 3.8 shall survive for a period of 24 months after the date hereof and the representations and warranties of Seller contained in Sections 3.1, 3.2 and 3.8, shall survive for the maximum period permitted by applicable law. The representations and warranties of Buyer and Parent herein other than those of Buyer and Parent in Sections 4.1 and 4.2 shall survive for a period of 24 months after the date hereof and the representations and warranties of buyer contained in Sections 4.1 and 4.2 shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section 6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         6.2 Indemnity by Seller and the Shareholders. Subject to the provisions of Sections 6.1 and 6.4, Seller and the Shareholders, jointly and severally, shall indemnify, save and hold harmless Buyer, Parent and any of their assigns (including lenders) and all of its shareholders, officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Buyer Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                  (a) the breach of any covenant of Seller or Shareholders or the failure by Seller or Shareholders to perform any of its or their obligations contained herein;

                  (b) any inaccuracy in or breach of any representation or warranty of Seller or Shareholders contained herein;

                  (c) any liability or obligation, fixed or contingent, direct or indirect, known or unknown, of Seller other than those specifically assumed by Buyer pursuant to Section 1.3; and

                  (d) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the date hereof and involving or related to the assets, properties, business or operations now or previously owned or operated by Seller and not included in the Purchased Assets.

         Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $25,000. In the event that the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $25,000, then the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses in the aggregate; provided, however, that the aggregate Losses paid to the Buyer Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the indemnity rights of the Seller Indemnified Parties for Losses under Section 6.4.

         6.3 Set-off Rights of Buyer. At the election of Buyer or Parent, Losses payable to the Buyer Indemnified Parties hereunder shall be set-off against and shall reduce payments, if any, to be made by Buyer or Parent to Seller or the Shareholders pursuant to this Agreement or the Employment Agreements including, without limitation the Earn-out, on a dollar-for-dollar basis.

         6.4      Indemnity by Buyer and Parent.

                  (a) Subject to the provisions of Sections 6.1 and 6.4, Buyer shall indemnify, save and hold harmless Seller and the Shareholders and their respective heirs, legal representatives, successors and assigns (collectively the "Seller Indemnified Parties") from and against all Losses arising from, out of or in any manner connected with or based on:

                           (i) any breach of any covenant of Buyer or the
                  failure by Buyer to perform any of its obligations contained herein;

                           (ii) any inaccuracy in or breach of any
                  representation or warranty of Buyer contained herein;

                           (iii) any act, omission, event, occurrence, condition
                  or circumstance occurring or existing at any time after (but not on or before) the date hereof and involving or relating to the Purchased Assets; and

                           (iv) the obligations and liabilities of Seller
                  assumed by Buyer under Section 1.3.

                  (b) Subject to the provisions of Sections 6.1 and 6.4, Parent shall indemnify, save and hold harmless Seller Indemnified Parties from and against all Losses arising from, out of or in any manner connected with or based on:

                           (i) any breach of any covenant of Parent or the
                  failure by Parent to perform any of its obligations contained herein; and

                           (ii) any inaccuracy in or breach of any
                  representation or warranty of Parent contained herein;

Seller Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $25,000. In the event that the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $25,000, then the Seller Indemnified Parties shall be entitled to indemnification for all such Losses in the aggregate; provided, however, that the aggregate Losses paid to the Seller Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the Buyer's and Parent's rights of indemnity for Losses under Section 6.2.

         6.5 Procedures for Indemnification.

                  (a) The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this
         Section 6.5(a) shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such

         Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

                  (b) Buyer shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) Seller shall at all times have the right, at its option, to participate fully therein, and (ii) if Buyer does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, Seller shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

                  (c) The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Buyer Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the Purchased Business or other operations of Buyer and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer that the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.5, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

                  (d) The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         6.6 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 Expenses. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or Buyer, as the case may be, depending upon which party incurred such costs and expenses.

         7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid, return receipt requested), by personal delivery or by facsimile transmission, in each case addressed as follows:

         (a)      To Buyer:

                  Software Consulting Services America, Inc.
                  950 Tower Lane, Suite 1850
                  Foster City, CA 94404
                  Telecopy:  (650) 578-6530

                  with a copy to:

                  Robert J. Viguet, Jr.
                  Chamberlain, Hrdlicka, White, Williams & Martin
                  1200 Smith Street, Suite 1400
                  Houston, Texas 77002
                  Telecopy:  (713) 658-2553

                  with a copy to:

                  BrightStar Information Technology Group, Inc.
                  10375 Richmond Avenue, Suite 1620
                  Houston, Texas  77042
                  Attn:  President
                  Telecopy:  (713) 361-2501

         (b)      To Seller:

                  TBQ Associates, Inc.
                  930 Tahoe Boulevard #802, Suite 241
                  Incline Village, Nevada  89451
                  Telecopy:
                           -------------------



                  with a copy to:
                  Richard Soroko
                  Lippenberger, Thompson, Welch, Soroko & Gilbert LLP 250 Montgomery Street, Suite 500
                  San Francisco, California 94104
                  Telecopy:  (415) 421-0225

Any such notice or other communication shall be deemed received on the fifth business day following deposit in the mails or on the date of actual receipt, if earlier; provided that if such communication is received after the close of business on any day it shall be deemed received on the next business day. Any party shall be permitted to change its address for communications by notice to the other as provided herein.

         7.3 Entire Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) and is intended as a complete and exclusive statement of the terms of the Agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

         7.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

         7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 Assignability. No party hereto shall assign this Agreement or any part hereof without the prior written consent of any other party, except that Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than Seller, Buyer or Parent or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         7.9 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.10 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all the parties, and this Agreement shall be binding upon all the parties with the same force and effect as if all the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

         7.11 Facsimile or Electronic Transmission of Documents. Executed counterparts of this Agreement may be delivered by facsimile or other electronic means of transmission, and upon receipt such transmission shall be deemed delivery of an original. Within a reasonable time after such electronic delivery, the sender shall mail or deliver an originally signed copy of such document.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    BRIGHTSTAR INFORMATION
                                    TECHNOLOGY GROUP, INC.


                                    By: /s/ MARSHALL G. WEBB
                                        -------------------------------------
                                            MARSHALL G. WEBB,
                                            PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER


                                    SOFTWARE CONSULTING SERVICES AMERICA, INC.


                                    By: /s/ MICHAEL A. OBER
                                        -------------------------------------
                                        MICHAEL A. OBER, PRESIDENT

                                    TBQ ASSOCIATES, INC.


                                    By:
                                         ------------------------------------
                                    Name:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                                    /s/ CARL W. DUNLAP
                                    -----------------------------------------
                                    CARL W. DUNLAP



                                    /s/ CARL W. DUNLAP
                                    ----------------------------------------
                                    EVAN C. OSBORN

                                 EXHIBIT 1.1(a)

                           TANGIBLE PERSONAL PROPERTY

                                 EXHIBIT 1.1(b)

                            PERSONAL PROPERTY LEASES

                                 EXHIBIT 1.1(c)

                                ASSUMED CONTRACTS

                                 EXHIBIT 1.1(d)

                              REAL PROPERTY LEASES

                                 EXHIBIT 1.1(f)

                                    LICENSES

                                 EXHIBIT 1.1(g)

                               PROPRIETARY RIGHTS

                                 EXHIBIT 1.1(j)

                                  PREPAID ITEMS

                                   EXHIBIT 1.2

                              OTHER EXCLUDED ASSETS

                                   EXHIBIT 1.9

                          ALLOCATION OF PURCHASE PRICE